UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    June 10, 2009

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12040	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

No Change
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

(e)          Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Sun Healthcare Group, Inc. (the “Company”) previously adopted the Sun Healthcare Group, Inc. 2009 Performance Incentive Plan (the “2009 Plan”), subject to stockholder approval of the 2009 Plan.  According to the preliminary results from the Company’s annual stockholder meeting held on June 10, 2009, the Company’s stockholders have approved the 2009 Plan.

The following summary of the 2009 Plan is qualified in its entirety by reference to the text of the 2009 Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Board or one or more committees appointed by the Board will administer the 2009 Plan.  The Board has delegated general administrative authority for the 2009 Plan to the Compensation Committee of the Board.

The administrator of the 2009 Plan has broad authority under the 2009 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award.

Persons eligible to receive awards under the 2009 Plan include directors of the Company, officers or employees of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries.

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2009 Plan equals the sum of:  (1) 5,200,000 shares, plus (2) the number of any shares subject to stock options and stock appreciation rights granted under the Sun Healthcare Group, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) or the Sun Healthcare Group, Inc. 2002 Non-Employee Director Equity Incentive Plan and outstanding on December 31, 2008 which expire, or for any reason are cancelled or terminated, after that date without being exercised, plus (3) 1.25 times the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2004 Plan that are outstanding and unvested on December 31, 2008 which are forfeited, terminated, cancelled, or otherwise reacquired by the Company after that date without having become vested.

Shares issued in respect of any “full-value award” granted under the 2009 Plan will be counted against the share limit described in the preceding paragraph as 1.25 shares for every one share actually issued in connection with the award.  For example, if the Company granted a stock bonus of 100 shares of its common stock under the 2009 Plan, 125 shares would be charged against the share limit with respect to that award.  For this purpose, a “full-value award” generally means any award granted under the 2009 Plan that is not a stock option grant or a stock appreciation right grant.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2009 Plan.  In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2009 Plan.  To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued.  Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2009 Plan will again be available for subsequent awards under the 2009 Plan.  Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2009 Plan, as well as any shares that exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2009 Plan.

The types of awards that may be granted under the 2009 Plan include stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in common stock or units of common stock, as well as certain cash bonus awards.

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2009 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description

10.1	Sun Healthcare Group, Inc. 2009 Performance Incentive Plan.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Mike Berg
Name: Mike Berg
Title: Secretary

Dated:  June 11, 2009